EXHIBIT 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 x-8261	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. RECEIVES $9.3 MILLION CERAMIC BODY ARMOR ORDER
For U.S. Marines

Costa Mesa, Calif.—December 27, 2005—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received a $9.3 million order for its lightweight ceramic body armor system for use by the U.S. Marine Corps. Shipments are expected to commence in January 2006 and be completed in the second quarter 2006.

Joel Moskowitz, Ceradyne chief executive officer, commented: “The increased capacity being brought on stream in Lexington, Kentucky, is anticipated to allow the Company to not only meet its U.S. Army ESAPI requirements but also various other military ceramic armor systems, such as this one.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed with the U.S. Securities and Exchange Commission.

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